November 30, 1993

                                           PRIVATE & CONFIDENTIAL

Ms. Katherine M. Hudson
7436 East River Road
Rush, New York 14543

Dear Ms. Hudson:

     This letter is to confirm our discussions regarding the terms of W.H. Brady Co.'s (the "Company") offer of employment to you. Subject to your acceptance, as set forth below, your employment would be on the following terms:

1.   Title and Term.  You will be employed as President and Chief
     Executive Officer of the Company, starting as of January 1, 1994 (the "Effective Date"). There would be no fixed term of employment.

2.   Compensation.

     (a) Base Salary. The Company will pay you an initial base salary at the rate of $300,000 per annum, payable according to the regular payroll practices of the Company. Beginning in 1994, the rate of your base salary will be subject to review in accordance with the Company's regular annual review process.

     (b) Bonus. In addition to your base salary, you will also become covered immediately on the Effective Date under the Company's Incentive Compensation Plan, adopted August 1, 1993, (and as amended from time to time) which provides for a bonus opportunity based on certain criteria.

     (c) Stock Options. Within 10 days of the Effective Date, the Company will grant to you a stock option for 25,000 shares of the Company's Class A non-voting common stock under the Company's Non-Qualified Stock Option Plan (the "Plan"). The exercise price will be the fair market value on the date of grant, as determined under the Plan and the option will become fully exercisable and vested six months after the date of the grant.

3.   Expenses and Benefits.

     (a) Expenses and Club Dues. The Company will pay or reimburse your reasonable moving expenses for your move from the Rochester, New York area to Wisconsin. Further, the Company will pay or reimburse you, up to a maximum of $10,000 in the aggregate, for your reasonable expenses incurred in searching for a home in Wisconsin, your reasonable temporary housing expenses in Wisconsin for up to 6 months, and reasonable expenses incurred by you and your family for traveling to and from Wisconsin during this period. The Company will pay or reimburse you for all reasonable travel and entertainment expenses connected with the Company's business in accordance with the Company's policy. Additionally, the Company will pay or reimburse you for one club membership and dues fees, the club to be located in southeastern Wisconsin and otherwise to be selected by you. Finally, the Company will pay or reimburse your reasonable attorneys' fees and disbursements incurred in connection with evaluating and negotiating the initial terms of your employment, not to exceed $5,000.

     (b) Benefits. You will be entitled to participate in all life, health and disability benefit programs, retirement, vacation and other similar fringe benefit plans currently or at any time provided by the Company to other senior executives, on a basis commensurate with such other senior executives and consistent with the terms of such plans, as amended, modified or terminated from time to time. The Company will provide you with a Company car.

4. Special Supplemental Retirement Payments. The Company agrees to make special annual payments to you for a period of 10 years, commencing on the first business day in January, 2009. The first installment payment will be a lump sum equal to 1/10th of the Stated Amount (as hereafter defined). The second installment payment will be made on the first business day in January, 2010, in a lump sum equal to 1/9th of the then remaining unpaid Stated Amount, and on the first business day in January of each succeeding year, another annual lump sum payment will be made equal to the product obtained by multiplying the then remaining unpaid Stated Amount by a fraction, the numerator of which is one and the denominator of which is 8 for the third installment payment, 7 for the fourth, and continuing in a similar fashion until the first business day in January, 2018, when the then remaining balance of the Stated Amount shall be paid. The Stated Amount is simply a bookkeeping account maintained by the Company solely as a measuring device for purposes of determining the amount of payments to be made to you under this paragraph 4. The Stated Amount is $500,000, until January 1, 1999. On that date, the Stated Amount shall begin to be credited with an amount equal to interest as of the end of each calendar quarter at the prime rate (base rate on corporate loans) in effect at the end of such quarter (an "Interest Equivalent Credit") as reported by the principal bank or financial institution with which the Company is doing business. All amounts credited to the Stated Amount as of the end of each calendar year, starting with December 31, 1999, including any prior Interest Equivalent Credits, shall become entitled to receive Interest Equivalent Credits in subsequent calendar years.
     An example of the calculations contemplated by this paragraph 4 is attached and made a part of this letter. Further, the following special conditions apply to this Special Supplemental Retirement Payments:

     (a) Should you die before payments have started, the Company will commence making the payments on the first business day of the first January following your date of death, to the beneficiary or beneficiaries designated by you in a written notice to the Company, or to your estate if no beneficiary is designated. The payments will be as set forth above, with the substitution of the accelerated starting date.
          However, Interest Equivalent Credits shall not begin prior to January 1, 1999 and shall apply only to the then remaining unpaid Stated Amount, if payments have begun under this subsection (a) prior to January 1, 1999.

     (b) Should you die after payments have started, the Company will continue making the payments as set forth above until completion.

     (c) You are not required to remain in the Company's employ for any length of time in order to become entitled to the Special Supplemental Retirement Payments, nor are you required to separate from the service of the Company at any particular time in order to receive such payments. Such payments will not be taken into account as compensation under any of the Company's retirement, welfare benefit, or fringe benefit plans or programs.

     (d) You or any beneficiary entitled to the payments may request that the payments be made in a single lump sum equal to the Stated Amount or in a shorter series of payments and the Company in its sole discretion may grant or deny such request.

5. Acceleration of Special Supplemental Retirement Payment Under Certain Circumstances In the Event of a Change in Control. For purposes of this paragraph, a Change in Control of the Company shall occur if and when the members of the family of William H. Brady, Jr. and their descendants or the W.H. Brady Foundation, Inc. no longer, directly or indirectly, controls in excess of 50% of the voting stock of the Company. If such a Change in Control occurs before all the payments contemplated by paragraph 4 have been made, then the remaining balance of the Stated Amount will be paid to you, your beneficiary or your estate in a single cash payment within 30 days after the Change in Control unless you are still the President and Chief Executive Officer, in which case the remaining balance of the Stated Amount will be paid to you, your beneficiary or your estate in a single cash payment within 30 days after you cease to serve in such capacity. However, if such single cash payment would result in disallowance of any portion of the Company's deduction therefor under Section 162(m) of the Internal Revenue Code, the Company may limit its payment under this paragraph 5 to only that amount which is deductible, with the balance of the Stated Amount to be paid as soon as deductible by the Company.

6. Severance. If your employment is terminated by the Company at any time without Cause as defined herein, the Company will make severance payments to you for one year, in an amount equal to 100% of your then current base salary, payable in accordance with the regular payroll practices of the Company. If you should die before all payments contemplated by the preceding sentence have been made to you, any remaining payments will be made to the beneficiary or beneficiaries designated by you in a written notice to the Company, or to your estate if no beneficiary is designated. Any severance payments under this paragraph 6 will be in lieu of any other regular severance payments and will not be taken into account as compensation under any of the Company's retirement, welfare benefit, or fringe benefit plans or programs. For purposes hereof, Cause means (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from physical or mental incapacity) after written demand for performance is given to you by the Company which specifically identifies the manner in which the Company believes you have not substantially performed and a reasonable time to cure has transpired, (ii) your conviction of a felony, or (iii) your commission of an act of dishonesty or of any willful act of misconduct which results in or could reasonably be expected to result in significant injury (monetarily or otherwise) to the Company, as determined in good faith by the Board of Directors of the Company.

7. Confidentiality/Non-Compete Agreement. You agree to sign the standard form of Confidential Information Agreement required of Company executives, a copy of which is attached.

8. Entire Understanding; Withholding. This letter supersedes any and all prior agreements or discussions between the Company and you relating to your employment by the Company. The Company may withhold any and all applicable taxes it deems necessary or appropriate on all payments made under this letter agreement.

     If this letter correctly sets forth your understanding and you wish to accept our offer of employment, please sign the duplicate of this letter in the space provided below and return it in the enclosed envelope. This letter will then serve as the agreement between us.

                                        Very truly yours,

                                        W.H. BRADY CO.

                                   By:   /S/ P.G. Gengler
                                        President

                                         /S/ P.J. Lettenberger

168/lw
Attachments
18-003-346-4

I hereby accept employment with
W.H. Brady Co. on the above terms
and conditions:

Dated  December 2, 1993
 /S/ Katherine M. Hudson

                             EXAMPLE

Assumptions:   Stated Amount is $500,000.  Special Supplemental
               Retirement Payments become due because of the executive's death in December, 2001. The Interest
               Equivalent Credits which started January 1, 1999 have remained a constant 6%.

1)   Stated Amount on 1/1/99 =               $500,000

     Interest Equivalent Credits
     added 3/31, 6/30, 9/30 and
     12/31 at $7,500 each                    $ 30,000

2)   Stated Amount 12/31/99                  $530,000

     Add Interest Equivalent
     credits during year
     2000 on starting
     balance of $530,000.

     530,000 x 6%                            $ 31,800

3)   Stated Amount 12/31/00                  $561,800


     Add Interest Equivalent
     credits during year 2001

     561,800 x 6% =                          $ 33,708

     Stated Amount 12/31/01                  $595,508

4)   Payout to Executive's
     Beneficiary Begins
     January 1, 2002

     1st payment, 1/10th x 595,508 =         $ 59,550,80

     Stated Amount 1/2/02     $595,508.00
          Less payment         (59,550.80)
                              $535,957.20

     Add Interest Equivalent
     credits during year 2002

     535,957.20 x 6% =          32,157.43

     Stated Amount 12/31/02   $568,114.63

5)   2nd payment, 1/9th x 568,114.63 =       $ 63,123.85
     on January 1, 2003

     Stated Amount 1/2/03     $568,114.63
          Less payment         (63,123.85)
                              $504,990.78

     Add Interest Equivalent
     credits during year 2003

     504,990.78 x 6% =          30,299.45

     Stated Amount 12/31/03   $535,290.23

6)   3rd Payment, 1/8th x $535,290.23 =      $ 66,911.28

     Stated Amount 1/2/04     $535,290.23
          Less payment         (66,911.28)
                              $468,378.95

     Add Interest Equivalent
     credits during year 2004

     468,378.95 x 6% =          28,102.74
     Stated Amount 12/31/04   $496,481.69

7)   4th Payment, 1/7th x $496,481.69 =      $ 70,925.96
     (etc., until all of the funds credited to the Stated Amount are paid.)

               CONFIDENTIAL INFORMATION AGREEMENT

W.H. Brady Co. (the Company) is engaged in the development, manufacture and sale of a variety of products based upon experimental and inventive work and has accumulated substantial information not generally known relating to existing and contemplated products, manufacturing procedures, methods, machines, compositions, technology, formulas, know how, research and development programs and plans, sales methods, customer lists, customer usages and requirements and other confidential business information, trade secrets and data (hereinafter referred to as Confidential Information) which represents in part or has resulted from the composite knowledge and experience of its personnel arising through their mutual efforts and contributions to the conduct and success of the Company's business.

I am now employed or am desirous of being employed by the Company in a capacity which, by the nature of my duties I have or will have or expect to learn, receive or have access to Confidential Information as mutually acknowledged that such Confidential Information is vital to the personal development, advancement and economic security of each person who looks to the Company, as an integral part of his employment relationship, as the principal means for providing continuing opportunities for personal growth and promotion, and that the acquisition of such Confidential Information by a competitor would not only injure the Company but also put in jeopardy the investment Company personnel have in their jobs.

DEFINITION OF TERMS:

"Company" in addition to W.H. Brady Co. shall include its subsidiaries.

"Subsidiaries" means any corporation of which 50% or more of the common or ordinary shares entitled to vote for the election of directors are now or hereafter owned directly or indirectly by the Company.

"Competitor" means any corporation, person, firm or organization (or division or part thereof) engaged in or about to become engaged in research and development work on or the production and/or sale of any product in the United States or Canada which is directly competitive with one with respect to which I acquired Confidential Information by reason of my work with the Company.

"Competitive Product" means a product, made by a Competitor, which is the same as or is directly competitive with one with respect to which I acquired Confidential Information by reason of my work with the Company.

IN CONSIDERATION OF AND AS A CONDITION TO AND AS PART OF THE
TERMS OF MY EMPLOYMENT AND/OR CONTINUED EMPLOYMENT during such time as may be mutually agreeable and the payment of compensation by the Company:

1.   I agree that:

     A. Except as required by my duties to the Company, I will not at any time directly or indirectly disclose to or use for others, any Confidential Information without first obtaining the written consent of the Company to do so.

     B. All records of Confidential Information prepared by me or which come into my possession or to which I have access during my employment by the Company are and shall remain the property of the Company, and upon termination of my employment, I will not remove any such records or copies thereof but all thereof shall be left with the Company.

2. In addition to and independent of the other provisions hereof, I further agree that I will not, for a period of two
     (2) years (or if employed by the Company less than two years, then for such shorter period equivalent to the duration of my employment but in no event less than twelve months) from the date of termination of employment with the
     Company:

     A. Render services, directly or indirectly, to any Competitor in connection with the development, manufacture, and merchandising or promotion of Competitive Products.

     B. Render services, directly or indirectly, to any Competitor except that I may accept employment with a business entity which is diversified and made up of separate divisions and which, as to part of its business, is not a Competitor, provided the Company shall be furnished prior to such employment definite written assurances satisfactory to it, separately from me and such business entity that I will not be expected, required or permitted to and in fact do not render services directly or indirectly to a division or part of such business entity which division part is a Competitor during such period.

     C.   Engage either directly or indirectly within the United
          States or America or Canada for myself or as an investor in the development, manufacture, purchase or sale of any Competitive Product.

     If I notify an officer of the Company of the occupation I propose to take up after termination of employment with the Company and furnish the Company such written or oral information as it may reasonably request concerning such proposed occupation, the Company shall notify me promptly and in any event within 30 days after receipt of the requested information whether or not it considers such occupation based upon the information so furnished or derived from its independent investigation, comes within the provisions of this paragraph 2 or if it considers such occupation to come within the provisions of this paragraph 2 whether it will waive any of the provisions thereof.

     The validity of this paragraph 2 shall be determined by the law of the forum in which enforcement is sought by the Company. Paragraphs 1 and 2 hereof are separate and divisible, one from the other.

3. If I am unable to obtain employment consistent with my training and education solely because of the provisions of paragraph 2, said provisions shall be binding only for so long as the Company shall make payments to me equal to my monthly base pay at the date of termination of my employment with the Company (exclusive of extra compensation or other employment benefits) for each month or portion thereof in which I have been unable to obtain employment solely because of the provisions of paragraph 2 and so notify the Company in writing, setting forth my efforts to obtain such employment and advising that although I have conscientiously sought such employment, I have been unable to obtain the same solely because of the provisions of said paragraph 2.

     The Company's obligation to make the monthly payments shall terminate (i) upon giving me a written release from all obligations under paragraph 2 or (ii) upon my obtaining employment. I agree to promptly give written notice to the Company when I secure employment.

     The Company's obligation to make the monthly payments shall in no event continue for more than 24 months (or for such shorter period not less than 12 months equivalent to the duration of employment if employed less than two years) immediately following the termination of my employment with the Company, and in no event shall the Company be liable, under this agreement, for any amount in excess thereof.

     All payments due hereunder shall be made in accordance with the Company's established procedures.

4. In the event I fail to observe any of the provisions of this Agreement, I agree to pay the Company on demand all sums expended by it in attempting to secure new employment for me, including amounts paid to organizations engaged in such business and the amount of any salary continuation payments paid me following the effective date of the termination of my employment, it being recognized that such amounts and such payments will be expended or made by the Company in reliance upon my full and faithful observance of the terms hereof, such right of recoupment being in addition to all other rights of the Company to enforce this Agreement.

5. I agree to notify any prospective employer of the existence of this agreement.

IN WITNESS WHEREOF, I have hereunto sat my hand and seal this second day of December, 1993, and hereby certify that I HAVE READ
AND FULLY UNDERSTAND THE MEANING AND IMPORT OF THIS AGREEMENT,
AND THAT I HAVE RECEIVED A COPY THEREOF.

                                    /S/ Katherine M. Hudson
                                                       (seal)
Accepted for the Company

by

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